SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of earliest event reported) September 22, 2005

          Residential Accredit Loans, Inc.

(Exact name of registrant as specified in its charter)

DELAWARE	333-126732	51-0368240
(STATE OR OTHER JURISDICTION OF INCORPORATION)	(COMMISSION) FILE NUMBER)	(I.R.S. EMPLOYER IDENTIFICATION NO.)

         8400 Normandale Lake Blvd., Suite 250, Minneapolis, MN    55437

(Address of principal executive offices)    (Zip code)

        Registrant’s telephone number, including area code (952) 857-7000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

        Items 1 through 7 are not included because they are not applicable.

Item 8 Other Events.

        In connection with the proposed offering of the Mortgage Asset-Backed Pass-Through Certificates, Series 2005-QO2 (the “Certificates”), by Goldman, Sachs & Co. (the “Underwriter), the Registrant has been advised that Underwriter has furnished to prospective investors certain collateral information (the “Collateral Term Sheets”) with respect to the collateral underlying the proposed offering of the Certificates, which Collateral Term Sheets are being filed electronically as an exhibit to this report.

        The Collateral Term Sheets have been provided by the Underwriter. The information in the Collateral Term Sheets is preliminary and will be superseded by any description of the mortgage pool in the Prospectus Supplement relating to the Certificates and by any other information subsequently filed with the Securities and Exchange Commission. The Collateral Term Sheets may be based on assumptions that differ from the assumptions set forth in the Prospectus Supplement.

        In addition, the actual characteristics and performance of the mortgage loans underlying the Certificates (the “Mortgage Loans”) may differ from the assumptions used in the Collateral Term Sheets, which are hypothetical in nature and which were provided to certain investors only to give a general sense of how the yield, average life, duration, expected maturity, interest rate sensitivity and cash flow characteristics of a particular class of Certificates might vary under varying prepayment and other scenarios. Any difference between the collateral information in the Collateral Term Sheets and the actual characteristics and performance of the Mortgage Loans will affect the actual yield, average life, duration, expected maturity, interest rate sensitivity and cash flow characteristics of a particular class of Certificates.

Item 9 Financial Statements, Pro Forma Financial Information and Exhibits.

    (a)        Not applicable.

    (b)        Not applicable.

    (c)        Exhibits:

         99.1 Collateral Term Sheets

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESIDENTIAL ACCREDIT LOANS, INC. By: /s/ Heather Anderson Name: Heather Anderson Title: Vice President

Dated: September 22, 2005